Exhibit 99.1

For Immediate Release

Charles & Colvard Reports Second Quarter Operating Results

Second Quarter Sales up 113%

MORRISVILLE, N.C., July 19, 2005 — Charles & Colvard, Ltd., (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the second quarter ended June 30, 2005.

Bob Thomas, President and Chief Executive Officer stated, “This represents another profitable quarter for the Company. A 113% increase in sales which resulted in a 157% increase in net income is most gratifying in light of the level of continuing marketing and sales expenses that the company is incurring to promote new and existing distribution opportunities. This coupled with a $5.3 million increase in our cash balance from March 31, 2005 to June 30, 2005 gives me comfort that our business plan is working and that we should have the resources to continue to pursue future growth.”

The Company reported second quarter sales of $9.3 million resulting in operating income of $1,239,000 and net income of $740,000 or $.05 per diluted share. This represents a 113% increase over last year’s second quarter sales of $4.4 million, a 137% increase versus last year’s second quarter operating income of $522,000, and a 157% increase versus last year’s net income of $288,000.

The $717,000 increase in operating income in the second quarter was primarily the result of the increase in gross profit resulting from the increased sales partially offset by a $2,063,000 increase in marketing and sales expense and a $330,000 increase in general and administrative expense.

Sales for the six months ended June 30, 2005 aggregated $20.5 million on shipments of 118,500 carats. Net income for the first half of 2005 was $2,752,000 or $.18 per diluted share. Year-to-date sales are 105% ahead of first half 2004 sales of $10.0 million on shipments of 55,800 carats. Six months 2005 net income was 226% above 2004 net income of $844,000 or $.06 per diluted share.

A comparison of key operating results for the second quarter and first six months of 2005 are as follows (in thousands, except for per share data):

	Second Quarter		First Six Months
	2005	2004	2005	2004
Net Sales	$9,306	$4,364	$20,525	$10,002
Operating Income	$1,239	$522	$4,623	$1,795
Net Income	$740	$288	$2,752	$844
Net Income per diluted share	$0.05	$0.02	$0.18	$0.06

On May 23, 2005 the Board of Directors declared a 5% stock dividend which was distributed on July 15, 2005 to shareholders of record on June 30, 2005. Share and per share data for all periods presented have been adjusted to reflect the effect of this stock dividend. In addition on the same date the Board of Directors declared a $.05 cash dividend distributed on July 15, 2005 to shareholders of record on June 30, 2005. Dividends payable as of June 30, 2005 was approximately $699,000.

Domestic sales, which represent 91% of total sales, were up 134% for the quarter (148% in carats), primarily attributable to the sales resulting from the JCPenney distribution which initially occurred in the fourth quarter of 2004 and the rollout to jewelry departments leased to Finlay Enterprises that began in the first quarter of this year. International sales for the second quarter increased 14% (19% in carats) primarily due to increased sales in the United Kingdom, Taiwan and Indonesia offset by lower sales in Singapore and the Philippines. Total shipments of 53,900 carats for the current period were 125% above the 23,900 carats in the same period of 2004.

Gross margin as a percentage of sales for the second quarter was 65.3%, a decrease of 0.5 percentage points when compared to the same quarter in 2004. This decrease was primarily caused by a 2% decrease in average selling price per carat, due to a change in the mix of stone sizes sold.

Operating expenses were up 106% for the quarter when compared to last year’s amounts. Marketing and Sales expense was up $2,063,000 primarily due to a $676,000 increase in co-op advertising expense, $567,000 of increased stock option compensation expense on options issued to consultants, $311,000 of increased print advertising and $193,000 as a result of a new advertising photo session. General and administrative expenses increased $330,000 primarily due to a $175,000 increase in compensation expense. As a percentage of sales, operating expenses for the quarter were 52%, a decrease of 2 percentage points when compared to the same quarter last year.

Mr. Thomas stated, “Our $2.6 million increased investment in marketing and sales expense in the first half of the year has been substantial. Our priority has remained unchanged, that is, to drive future top line growth while remaining profitable, and our advertising and promotional activities will continue to be executed in that effort.”

Cash increased from $13.5 million at March 31, 2005 to $18.8 million at June 30, 2005. This $5.3 million increase was primarily due to the $1.2 million of operating income that was generated during the quarter, a $1.7 million decrease in Accounts Receivable and a $1.9 million increase in Current Liabilities.

CONFERENCE CALL

Management will host a conference call on Wednesday July 20, 2005 at 9:00 a.m. EDT to discuss these results as well as other corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-243-6208 (973-409-9256 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #6257759 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc.,our early stage of development, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:

Jim Braun, CFO		Tony Schor
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tonyschor@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$9,305,774	$4,364,276	$20,524,539	$10,001,810
Cost of goods	3,225,884	1,493,236	7,492,643	3,239,875

Gross profit	6,079,890	2,871,040	13,031,896	6,761,935

Operating expenses:
Marketing and sales	3,834,712	1,772,115	6,163,212	3,514,698
General and administrative	902,903	572,792	2,076,328	1,444,742
Research and development	103,650	4,163	169,315	7,175

Total operating expenses	4,841,265	2,349,070	8,408,855	4,966,615

Operating income	1,238,625	521,970	4,623,041	1,795,320

Interest income	105,073	26,906	174,492	51,236

Income before taxes	1,343,698	548,876	4,797,533	1,846,556
Income tax expense	603,517	260,385	2,045,404	1,002,708

Net income	$740,181	$288,491	$2,752,129	$843,848

Basic net income per share	$0.05	$0.02	$0.19	$0.06

Diluted net income per share	$0.05	$0.02	$0.18	$0.06

Weighted-average common shares:
Basic	14,357,987	13,921,751	14,274,071	13,900,917

Diluted	15,276,807	14,288,975	14,931,121	14,223,472

Note

Share and per share data for all periods presented have been adjusted to reflect the effect of the 5% stock dividend declared on May 23, 2005.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and equivalents	$18,827,028	$12,873,847
Accounts receivable	8,932,938	7,007,054
Interest receivable	28,324	14,798
Notes receivable	162,829	—
Inventory	20,477,294	21,458,879
Inventory on consignment	3,038,934	3,243,797
Prepaid expenses and other assets	443,565	439,371
Deferred Income Taxes	552,471	455,766

Total Current Assets	52,463,383	45,493,512
Long-Term Assets
Notes Receivable	372,171	—
Furniture and equipment, net	503,692	524,645
Patent and license rights, net	310,785	348,435
Deferred Income Taxes	3,446,033	4,269,033

Total Long Term Assets	4,632,681	5,142,113

Total Assets	$57,096,064	$50,635,625

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$666,602	$663,630
Other	1,084,794	1,565,163
Dividends payable	699,309	—
Accrued payroll	702,678	557,801
Accrued co-op advertising	1,532,650	208,000
Accrued expenses and other liabilities	180,914	382,634

Total Current Liabilities	4,866,947	3,377,228

Shareholders’ Equity	52,229,117	47,258,397

Total Liabilities and Shareholders’ Equity	$57,096,064	$50,635,625